Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 12, 2009 with respect to the consolidated financial statements, internal control over financial reporting and Schedule 12-14 and our report dated April 24, 2009 with respect to the schedule of Senior Securities of Main Street Capital Corporation contained in Amendment No. 2 to the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in Amendment No. 2 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm”.
/s/ GRANT THORNTON LLP
Houston, Texas
April 24, 2009